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UNITED AUTO GROUP, INC.                                         PRESS RELEASE

Contact:          Robert Nelson                  Bob Amen
                  Chief Financial Officer        Amen & Associates
                  Karl Winters                   212 448-4200
                  Treasurer
                  212 223-3300

FOR IMMEDIATE RELEASE

                    UNITED AUTO TO BUY TWO DEALERSHIPS GROUPS
                       WITH REVENUES TOTALING $330 MILLION


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    Company Enters West Texas Market With Acquisition of Lynn Alexander, Inc.
    And Expands Presence in East Through New Jersey-based Classic Auto Group

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NEW YORK, NEW YORK, July 31, 1997 - United Auto Group, Inc. (NYSE: UAG), the
nation's second largest publicly-traded automobile retailer, has signed definitive agreements to acquire 100% of the capital stock of two dealership groups, Lynn Alexander, Inc. and Classic Auto Group located in San Angelo, Texas and the Philadelphia metropolitan area, respectively. The acquisitions are expected to bring the number of franchises it will own up to 71.

                  Aggregate consideration for the two acquisitions is approximately $42.0 million, which the Company expects to fund principally in cash.

                  The acquisitions, which do not include real estate, represent the first use of funds from the Company's recently completed placement of $150.0 million of 11% Senior Subordinated Notes due 2007 in the Rule 144A market. The Notes were issued at 98.529% of their principal amount and will pay interest semi-annually a final maturity on July 15, 2007.


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                  Marshall S. Cogan, Chairman and Chief Executive Officer,
estimates that the dealerships would add approximately $330.0 million in annual revenues, bringing the Company's run rate to approximately $2.9 billion for 1997 from the total of 71 dealerships, including the announced acquisitions, which sell new and used vehicles and offer a complete range of financing and aftermarket products and services.

                  The Lynn Alexander, Inc. dealerships, located in San Angelo, Texas are owned principally by R. Lynn Alexander. The dealerships, which have estimated 1997 revenues of approximately $90.0 million, include: All American Chevrolet, Inc.; and Lynn Alexander Chrysler Plymouth Jeep Eagle Dodge Nissan.

                  The aggregate consideration for the Lynn Alexander acquisition is approximately $12.0 million, including approximately $10.5 million in cash and a $1.5 million promissory note.

                  The Classic Auto Group dealerships, which are owned principally by Tom Hessert, Jr. and have estimated 1997 revenues of approximately $240.0 million, include locations in New Jersey towns of Turnersville, Cherry Hill, and Holly and Moorestown.

                  The Classic Auto dealerships, located in Turnersville, NJ, are: Classic Honda, Classic Acura, Classic Nissan, Classic Chevrolet, Classic Buick and Classic BMW. The dealership located in Cherry Hill is Classic Saab Buick. Classic Chevrolet is located in Moorestown, NJ.

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                  The aggregate consideration for the Classic Auto acquisition is approximately $30.0 million, including approximately $28.0 million in cash and a $2.0 million promissory note.

                  The Lynn Alexander and Classic Auto dealerships also sell previously-owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance. The transactions are expected to close by September 30, 1997 and are subject to manufacturer approvals as well as other conditions. Messrs. Alexander and Hessert will continue their executive responsibilities with United Auto.

                  United Auto, which has pursued a strategy based on internal growth from its existing dealerships and from strategic acquisitions, operates 55 franchises in Arizona, Arkansas, Connecticut, Florida, Georgia, New Jersey, North Carolina, Nevada, New York, South Carolina, Tennessee and Texas. United Auto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of primarily prime credit quality automobile loans.

                  The Company will release results for the second quarter of 1997 on August 6, 1997.

                  This press release contains forward-looking information, and actual results may vary from those expressed or implied herein. Factors that could affect these results include


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those mentioned in the Company's prospectus dated October 23, 1996.

                  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by United Auto in the Rule 144A Offering Memorandum.



































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